Exhibit 24(b)(8.64)
Fifth Amendment to the Master Shareholder Services Agreement for
the Franklin Templeton Funds

Effective as of the 1st day of July, 2013, this Amendment is made to the Master Shareholder Services
Agreement for the Franklin Templeton Funds dated August 28, 2000, as amended, (the “Agreement”)
between ING Life Insurance and Annuity Company and ING Financial Advisers, LLC (collectively
“you”), Franklin Templeton Investor Services, LLC (“Transfer Agent”) and Franklin Templeton
Distributors, Inc. (“Distributors,” together Transfer Agent and Distributors shall be referred to as “we” or
“us”).

The parties hereby amend the Agreement as follows:

1. Section 7.B. of the Agreement is hereby amended and restated as follows:

B.	In recognition of the Benefit Plan services you provide to Benefit Plan participants investing indirectly in Fund shares through annuity contracts and separate accounts
Transfer Agent will, on behalf of each Fund, pay you a fee of (__) basis points per annum of the average daily net asset value of the Fund’s shares issued to a separate account over a three-
month period. Beneficial owner servicing fees may be changed in Transfer Agent’s discretion or in the discretion of the Funds’ boards of directors or trustees upon reasonable notice to you.

Transfer Agent will not remit beneficial owner servicing fees on behalf of Class
R6 shares of Funds designed for certain employer sponsored retirement plans.

Transfer Agent will also not remit beneficial owner servicing fees on behalf of certain Funds designed for institutional investors. Currently, these Funds include (i) Templeton
Institutional Funds: Emerging Market Series, Foreign Equity Series (Primary Shares), Foreign
Smaller Companies Series and Global Equity Series; (ii) Franklin Global Trust: Franklin
Templeton Emerging Market Debt Opportunities Fund; and (iii) Institutional Fiduciary Trust:
Money Market Portfolio. Transfer Agent also may not remit beneficial owner servicing fees on behalf of future Funds designed for institutional investors.

Additionally, Transfer Agent will not remit beneficial owner servicing fees on behalf of Franklin Templeton money funds. Currently, these include (i) Franklin Money Fund;
(ii) Franklin Tax-Exempt Money Fund; (iii) Franklin California Tax-Exempt Money Fund; (iv)
Franklin Templeton Money Fund – Class A, Class C, and Class R. Transfer Agent also may not remit beneficial owner servicing fees on behalf of future Franklin Templeton money funds.

The beneficial owner servicing fees set forth in this Agreement shall be payable quarterly on an off-calendar quarter basis (quarters ending in January, April, July and October).
If this Agreement is not superseding an existing agreement whereby you receive beneficial owner servicing fees from us, your payments will begin to accrue at the beginning of the next off-
calendar quarter after the effective date of this Agreement. You shall provide Transfer Agent with a statement (“Statement”) within fifteen (15) days of the end of each calendar month setting forth on a Fund by Fund basis the total number of Benefit Plan participants in each Benefit Plan with an indirect interest in each Fund’s shares registered to each separate account as of the last business day of that calendar month, along with any other supporting data reasonably requested by Transfer Agent. Beneficial owner servicing fees for a quarter are payable only upon your timely delivery and our receipt and acceptance of each complete and accurate monthly Statement for the months within the quarter. Once a beneficial owner servicing fee becomes payable, we will make every effort to deliver payment within thirty (30) days.

Except to the extent amended by this amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have each caused this amendment to be executed by its duly authorized officer.

ING LIFE INSURANCE AND ANNUITY		FRANKLIN TEMPLETON
COMPANY		DISTRIBUTORS, INC.

By: /s/Lisa Gilarde		By: /s/Steven M. Kluever
Name:	Lisa Gilarde	Name:	Steven M. Kluever
Title:	Vice President	Title:	Vice President
Date:	7/10/13	Date:	7/24/13

ING FINANCIAL ADVISERS, LLC		FRANKLIN TEMPLETON INVESTOR
SERVICES, LLC

By: /s/Patrick J. Kennedy		By: /s/Basil K. Fox, Jr.
Name:	Patrick Kennedy	Name:	Basil K. Fox, Jr.
Title:	President	Title:	President
Date:	7/15/13	Date:	7/22/13